Calculation of Filing Fee Tables
F-3
CANADIAN IMPERIAL BANK OF COMMERCE /CAN/
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $14,128,410. The prospectus is a final prospectus for the related offering.